UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 19, 2006
American Real Estate Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-9516	13-3398766

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 South Bedford Road, Mt. Kisco, NY	10549

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (914) 242-7700
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events
          Item 8.01 Other Events.
     On May 19, 2006, our wholly owned subsidiaries, AREP Boardwalk Properties LLC and AREP Laughlin Corporation, or AREP Laughlin, consummated the purchase of the Flamingo Laughlin Hotel and Casino, or the Flamingo, in Laughlin, Nevada and 7.7 acres of land, known as the Traymore site, in Atlantic City, New Jersey from affiliates of Harrah’s Operating Company, Inc. or Harrah’s. The transaction was completed pursuant to a previously announced asset purchase agreement, dated as of November 28, 2005, between AREP Laughlin, AREP Boardwalk LLC, Harrah’s and certain affiliated entities. Under the agreement, AREP Laughlin acquired the Flamingo and AREP Boardwalk Properties LLC, an assignee of AREP Boardwalk LLC, acquired the Traymore site, for an aggregate purchase price of approximately $170.0 million, subject to adjustment.
     The Flamingo owns approximately 18 acres of land located next to the Colorado River in Laughlin, Nevada and is a tourist-oriented gaming and entertainment destination property. The Flamingo is the largest hotel in Laughlin, Nevada with 1,907 rooms in two 18-story towers and a 57,000 square-foot casino. Situated on 18 acres, amenities include seven restaurants, 35,000 square-feet of meeting space and a 3,300-seat ampitheater. The property also features an outdoor pool, fitness center, lighted tennis courts and 2,420 parking spaces.
     The Traymore site acquisition includes 7.7 acres of largely undeveloped land located between The Sands Hotel and Casino and the Atlantic City Boardwalk.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REAL ESTATE PARTNERS, L.P.

By:	American Property Investors, Inc., its general partner

	By:	/s/Jon F. Weber

Jon F. Weber President and Chief Financial Officer
Date: May 25, 2006